UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

(Check one)
 [ ] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [X] Form 10-Q   [ ] Form N-SAR

                      For Period Ended: 3-28-1999


                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR

                 For the Transition Period Ended: ______________

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READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE
      COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION (Official Text)

      Full Name of Registrant:

               Watermarc Food Management Co.

      Former Name if Applicable:
            N/A


      Address of Principal Executive Office (Street and Number):

               11111 Wilcrest Green, Suite 350

      City, State and Zip code

               Houston, Texas 77042
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PART II - RULES 12b-25 (b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b) the following should be completed. (check box if appropriate)

[X]   (a) the response described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]   (b) The subject annual report, semi-annual report, transition report on
Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]   (c) The accountant's statement or other exhibit required by Rule 12b-25(c)
has been attached, if applicable.

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PART III - NARRATIVE (Official Text)
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State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q,
N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

Registrant is unable to file Form 10-Q within the prescribed time period for the following reason. Registrant filed Voluntary Petitions under Chapter 11 of the United States Bankrupcy Code on January 12, 1999 on behalf of Registrant and its wholly owned subsidiaries, The Original Pasta Co. and Marco's Mexican Restaurants, Inc. The period following the filing of a bankruptcy places numerous demands on Registrant for various reporting requirements of the Bankruptcy Court and the United States Trustee. Registrant has limited personnel and must comply with the reporting requirements and time deadlines set by the bankruptcy rules and various court orders.
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PART IV - OTHER INFORMATION (Official Text)
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(1)   Name and telephone number of person to contact in regard to this notification

      Joan M. Payton              713                     783-0500
      (Name)                  (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If answer is no, identify reports(s).

                                 [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

                                 [ ] Yes [X] No
________________________________________________________________________________


                          Watermarc Food Management Co.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

By  /s/ GHULAM M. BOMBAYWALA                         Date: 5/7/99